UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2

This filing contains (i) a transcript of a video recorded by Todd Spitzer, the director nominee of the SRT Shareholders Coalition and (ii) messages from the SRT Shareholders Coalition and Todd Spitzer in connection with a town hall conference call held on December 12, 2013.

1

Transcription – Spitzer Video

December 12, 2013

SRT Shareholder’s Director-Candidate message

TODD SPITZER: We have a real a disconnect today between the shareholders who are looking to this REIT, SRT, to protect their capital and their investment, and ensuring that there’s accountability and transparency and ethical conduct and the direction this REIT’s going today.

TODD SPITZER: It started out to be an excellent investment and it was properly recommended but under the stewardship of the present board of directors, who call themselves independent, and in my opinion they’re not independent at all. They’re better characterized as dependent directors. And today the SRT REIT is completely contrary to what I stand for as an elected official and as a private attorney representing clients, and that’s accountability, transparency and ensuring that we have both an ethical, moral and legal obligation to the people we represent. In this case that’s the Shareholders.

TODD SPITZER:  Today if one of the Shareholders dies, the REIT does not pay their estate that particular investment. That was a benefit that this REIT used to have and that went away as well. So there’s a lot of expectations that investors had here that have been, really, extinguished or liquidated under the present leadership of this particular REIT.

TODD SPITZER:  Because the REIT was incorporated in the state of Maryland, they ran into the state of Maryland and decided that they could change the bylaws to benefit their own incumbency.  To protect themselves not only necessarily from having to call a shareholders meeting but making it very, very difficult-going from a 10% threshold to call a shareholders meeting to a 50% threshold to call a shareholders meeting.

TODD SPITZER:  They completely changed the rules of the game midstream. Not only to protect themselves but to do one thing that I think all of us are deeply offended by, which is: the individuals who invested in this REIT lost their voice in that process by making it more difficult for the shareholders to express their voice in how their money is gonna be spent.

TODD SPITZER:  That in and of itself is every reason for people to return the cards that allow us to call for a vote as well as to “throw the bums out.” In my career, more than 30 years of public service, whether a prosecutor in the courtroom protecting crime victims, or being on the streets of Los Angeles, protecting communities, I’ve always fought for the underdog.

TODD SPITZER:  And what I see with the SRT REIT is this excellent investment is in harm’s way. And, as an independent director candidate, I feel its really incumbent on me to go out  there and take charge and fight for the Shareholders.

TODD SPITZER:  We have to protect the Shareholders.

Live Answer Message

This is Todd Spitzer, Independent Director Nominee for SRT.  Right now I am hosting a live town hall meeting over the telephone to share my vision for getting your investment in SRT back on track and to provide instructions on returning the Green Ballot for the election. On the call, you can ask me questions live or listen to our discussion with other shareholders.  Please stay on the line if you would like to participate in this toll free, live call. Thank you. We recommend that you read the definitive proxy statements that the Coalition has filed with the SEC relating to SRT stockholder meetings, which are available at www.sec.gov. These materials contain important information, including the interests of the Coalition and the other participants in this proxy contest.

Answering Machine Message

This is Todd Spitzer, Independent Director Nominee for SRT. I’m calling SRT shareholders to join me live in a telephone Town Hall meeting and to sign and return the Green Ballot for the upcoming election.  This is an opportunity for you to ask me questions about your investment. IF YOU HEAR THIS MESSAGE LIVE, PRESS ONE ON YOUR KEYPAD NOW TO JOIN US.  When Orange County, California went bankrupt voters elected me to get it back on track. Just as I did for the fifth largest county in America, I will work to restore your investment in SRT.  Remember to sign and return the Green Ballot and if you have questions, please call 800-401-7905 or visit protectourinvestment.org. We recommend that you read the definitive proxy statements that the Coalition has filed with the SEC relating to SRT stockholder meetings, which are available at www.sec.gov. These materials contain important information, including the interests of the Coalition and the other participants in this proxy contest.

Conclusion/VM Transfer Script

Thank you for participating in the SRT telephone town hall. If you have any questions or comments for the SRT Shareholders Coalition, or me please leave your name and phone number after the tone. You can also contact me by calling 800-401-7905 or by visiting protectourinvestment.org. Thank you and please remember to return the Orange and Green ballots as soon as possible. Together we WILL get SRT back on track. We recommend that you read the definitive proxy statements that the Coalition has filed with the SEC relating to SRT stockholder meetings, which are available at www.sec.gov. These materials contain important information, including the interests of the Coalition and the other participants in this proxy contest.